INVESTOR CONTACT:

Melissa Napier

847.720.2767

melissa.napier@usfoods.com

MEDIA CONTACT:

Sara Matheu

847.720.2392

sara.matheu@usfoods.com

US Foods Announces Appointment of New Member to the Board of Directors

ROSEMONT, Ill. (BUSINESS WIRE) – November 2, 2017 - US Foods Holding Corp. (NYSE: USFD) announced today that Ann E. Ziegler, Senior Vice President and Chief Financial Officer of CDW Corporation, has been appointed to join the Board of Directors effective January 1, 2018.

“Ann is a highly accomplished senior executive with nearly 30 years of leadership experience across multiple industries, including technology, consumer packaged goods, and the food industry,” said Pietro Satriano, President and Chief Executive Officer of US Foods. “Her background as a public company chief financial officer and her ten years of experience as a senior leader at a well-respected business-to-business value-added distribution company will be an asset to our board.”

“We look forward to welcoming Ann as a new independent director,” said Robert Dutkowsky, Chairman of the Nominating and Corporate Governance Committee. “Her impressive background of strategic business leadership and financial expertise will bring valuable perspective to the board and audit committee.”

Ziegler joined CDW, a leading provider of technology solutions to business, government, education and healthcare, in 2008 and will retire at the end of 2017. Prior to joining CDW, she held a number of executive positions with Sara Lee Corporation including finance, strategy and general management roles in both U.S. and international businesses.

Ziegler also serves on the board of directors of HanesBrands and Groupon, the supervisory board of Wolters Kluwer N.V., and the board of governors of the Smart Museum of Art at the University of Chicago.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. and generates approximately $23 billion in annual revenue. Visit usfoods.com to learn more.

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Source: US Foods